UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FARMER BROS. CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 7, 2016, Farmer Bros. Co. issued the following statement.

Farmer Bros. Co. Files Investor Presentation

Highlights Company’s Superior Stockholder Value Creation and

Management’s Successful Execution of Turnaround Plan

Underscores that Farmer Bros.’ Board has Effective Leadership, Right Mix of Expertise and Skills and is Aligned

with Stockholder Interests

Warns Stockholders that the Waite Group Offers NO Plan and that Its Unqualified Nominees Would Replace

Management and Derail the Company’s Proven Turnaround Plan

Urges Stockholders to Vote “FOR” Each of Farmer Bros.’ Highly Qualified Director Nominees

on the GOLD Proxy Card

FT. WORTH, Texas – November 7, 2016 – Farmer Bros. Co. (NASDAQ: FARM, the “Company” or “Farmer Bros.”) today announced that it will file an investor presentation with the Securities and Exchange Commission (“SEC”) in connection with its Annual Meeting of Stockholders to be held on December 8, 2016. The Company’s stockholders of record as of October 17, 2016 will be entitled to vote at the meeting.

The presentation and other materials regarding the Board of Directors’ recommendation for the 2016 Annual Meeting of Stockholders are available on the Investor Relations section of the Farmer Bros.’ website at www.farmerbros.com.

Highlights of the presentation filed today include:

•	Farmer Bros. is Delivering Superior Value to All Farmer Bros. Stockholders

•	The Board and management team have led a successful turnaround in the Company’s operating performance that has driven an increase in the Company’s stock price of over 225%, representing over $400 million in value creation for stockholders since the Board appointed Michael H. Keown as President and Chief Executive Officer.[i]

•	Under the current leadership, Farmer Bros.’ total stockholder return has outperformed the market by approximately 3x and the Company’s peers by more than 2x.[i]

•	Farmer Bros. is Successfully Executing a Proven Turnaround Plan

•	Farmer Bros. continues to successfully execute a proven turnaround plan that is expanding its customer base, improving operational performance, reducing costs and driving growth to create substantial value for all stockholders.

•	The Company is acquiring new national account customers and has expanded its presence into the premium tea category through the recently completed acquisition of China Mist.

•	The Company’s corporate relocation initiatives are expected to rationalize and simplify its supply chain and produce annualized cost savings of approximately $18 million to $20 million.

•	As a result of the successful execution of the turnaround plan, Farmer Bros. has transformed a net GAAP loss of $26.6 million in fiscal 2012 into GAAP net income of $89.9 million in fiscal 2016.ii

•	Farmer Bros.’ Highly Qualified and Engaged Board is Aligned with Stockholder Interests and Offers the Right Mix of Skills and Expertise to Further Increase Stockholder Value

•	The current Board, including the Board’s three highly qualified nominees, is highly engaged and collectively represents a strong mix of independence, executive experience, industry expertise, deep understanding of the Company’s business, Farmer family representation and stockholder perspective:

•	6 directors are outside, non-employee directors

•	5 directors are independent

•	5 directors were appointed within the last 5 years

•	4 of the independent directors are former CEOs of public and private companies in the foodservice industry

•	These directors were selected by the Board’s Nominating Committee following a lengthy interview process in which eight candidates were considered and vetted by the full Board before being nominated.

•	Notably, the Farmer family has always had representation on the Farmer Bros. Board since the Company went public in 1951.

•	The Company’s Board is aligned with stockholders’ interests, with enhanced governance under the leadership of the new independent Chairman, Randy E. Clark, appointed in 2015.

•	The Waite Group’s Nominees are NOT Additive to the Company’s Board and, if Elected, the Company Risks the Loss of an Additional Valuable Board Member

•	Unlike Farmer Bros.’ current Board, including the three nominees for reelection, the Waite Group’s nominees do not offer the qualifications or experience necessary to enhance stockholder value.

•	Tom Mortensen’s knowledge of Farmer Bros. and John Samore’s experience in finance and capital management are already well-represented on the Board, and Mr. Mortensen would not be independent under NASDAQ standards.

•	None of the Waite Group’s nominees would bring any relevant C-level executive experience to the Board, nor does any nominee have the same level of food industry expertise as compared to those who currently serve on the Board, including the Company’s three Board nominees.

•	Current director Hamideh Assadi has notified the Board that she would resign if Mr. Samore were elected.

•	The election of the Waite Group’s three nominees, combined with Farmer family representatives already on the Board and the potential resignation of at least one current board member if the Waite Group nominees are elected, would effectively change control of the Board and Farmer Bros.

•	The Waite Group Offers NO Future Plan for Farmer Bros. and the Waite Group Nominees Would Replace the Current Management Team and Derail the Company’s Proven Turnaround Plan

•	The Waite Group’s nominees are substantially less qualified than Farmer Bros.’ nominees, each of whom is a proven executive with significant industry experience and relevant expertise.

•	The Waite Group’s misrepresentation of the facts makes it clear that it is singularly focused on taking over the Board and controlling the Company for personal interests.

•	The Waite Group does not speak for all members of the Farmer family and overstates its voting power, as demonstrated by Richard F. Farmer, Ph.D. when he publicly stated his support for the Farmer Bros. Board and management team on October 4, 2016.

Farmer Bros.’ current Board and management team have a proven track record of driving improvement in operational and financial results and taking decisive action to ensure the long-term success of the Company to maximize value for all stockholders. The Company urges stockholders to protect their investment in Farmer Bros. and vote “FOR” all three of its experienced and highly qualified director candidates on the GOLD proxy card.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements

Certain statements in this communication constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected cost savings relating to the Company’s corporate relocation. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC.

Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

Farmer Bros. Co. has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement, including the schedules and appendices thereto.

THE COMPANY URGES ITS INVESTORS AND STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), THE ACCOMPANYING GOLD PROXY CARD AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Farmer Bros. Co., certain of its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Copies of the definitive proxy statement (including any supplements or amendments), the accompanying GOLD proxy card, and any other documents filed by the Company with the SEC will be available free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of the Company’s website at www.farmerbros.com.

Additional Information

INVESTOR CONTACT:

Isaac N. Johnston, Jr.

(682) 549-6663

Tom Ball / Mike Verrechia

Morrow Sodali

(203) 658-9400

MEDIA CONTACT:

Kelly Sullivan / Ed Trissel / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[i]	Stock price appreciation, stockholder value and total stockholder return from 03/13/2012 through 09/28/2016
ii	The 2016 fiscal year GAAP net income included non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets.